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                                                                       EXHIBIT 3

                              STATE OF CALIFORNIA

                                     [LOGO]

                               SECRETARY OF STATE


        I, BILL JONES, Secretary of State of the State of California, hereby certify:

        That the attached transcript has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


                                                 IN WITNESS WHEREOF, I execute
                                                    this certificate and affix
                                                    the Great Seal of the State
                                                     of California this

                                                 -------------------------------

    [THE GREAT SEAL OF THE STATE
         OF CALIFORNIA LOGO]

                                                /s/ BILL JONES


                                                 Secretary of State


                                  EXHIBIT (3)
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                            ELECTRO RENT CORPORATION

                            CERTIFICATE OF AMENDMENT

                                       OF

                       RESTATED ARTICLES OF INCORPORATION




       WILLIAM WEITZMAN and STEVEN MARKHEIM certify that:

       1. They are the president and secretary, respectively, of ELECTRO RENT CORPORATION, a California Corporation.

       2. Paragraph (a) of ARTICLE III of the Restated Articles of Incorporation of this corporation is amended to read as follows:

              "(a)   The corporation is authorized to issue two classes of
       shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is 1,000,000 having a par value of $1.00 per Preferred Share and the number of shares of Common Stock authorized to be issued is 40,000,000 without par value."

       3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the board of directors.

       4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the required vote of shareholders of the common shares in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 12,050,571. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage of votes required was more than 50%.

       We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

       Date:  October 9, 1997.



      /s/ WILLIAM WEITZMAN                         /s/ STEVEN MARKHEIM
---------------------------------   [SEAL]   ---------------------------------
   William Weitzman, President                   Steven Markheim, Secretary



                                  EXHIBIT (3)